UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 16, 2010

Chemical Financial Corporation
(Exact Name of Registrant as
Specified in its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-08185 (Commission File Number)	38-2022454 (IRS Employer Identification No.)

333 E. Main Street Midland, Michigan (Address of Principal Executive Offices)	48640 (Zip Code)

Registrant's telephone number, including area code:  (989) 839-5350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                    On July 16, 2010, James R. Fitterling was appointed to the boards of directors of Chemical Financial Corporation (the "Corporation") and Chemical Bank effective July 20, 2010. Mr. Fitterling was also appointed to the Governance and Nominating Committee and the Compensation and Pension Committee of the board of directors of the Corporation.

                    Mr. Fitterling is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K. There is no agreement, arrangement or understanding pursuant to which Mr. Fitterling was appointed as a director.

                    Mr. Fitterling will be entitled to receive compensation for his service as a director consistent with the compensation paid to other directors as described in the Corporation's Proxy Statement for the Corporation's 2010 annual meeting of shareholders.

                    Effective July 20, 2010, Geoffery E. Merszei resigned from his positions as a director of the Corporation and Chemical Bank. There is no disagreement between the Corporation and Mr. Merszei known to an executive officer of the Corporation, as defined in 17 CFR 240.3b-7, on any matter relating to the Corporation's operations, policies or practices.

Item 7.01	Regulation FD Disclosure.

                    On July 21, 2010, the Corporation issued the press release attached as Exhibit 99.1 to this Form 8-K, which is here incorporated by reference. The information disclosed under this Item 7.01 and the Exhibit are furnished to, and not filed with, the Commission.

Item 9.01	Financial Statements and Exhibits.

	(d)	Exhibits:

		99.1	Press Release dated July 21, 2010. This Exhibit is furnished to, and not filed with, the Commission.

SIGNATURES

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	July 21, 2010	CHEMICAL FINANCIAL CORPORATION (Registrant)

/s/ Lori A. Gwizdala
Lori A. Gwizdala Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release dated July 21, 2010. This Exhibit is furnished to, and not filed with, the Commission.